Product supplement no. 152-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated October 3, 2008 Rule 424(b)(2)

JPMorgan Chase & Co.
Index Put Warrants Linked to the S&P 500® Index

General

  JPMorgan Chase & Co. may offer and sell index put warrants linked to the S&P 500® Index from time to time. This product supplement no. 152-I describes terms that will apply generally to the warrants, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the warrants, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The warrants are the unsecured contractual obligations of JPMorgan Chase & Co.
  Payment is linked to the S&P 500® Index as described below. The warrants will be automatically exercised on the expiration date, which will be specified in the relevant terms supplement. Unless otherwise specified in the relevant terms supplement, you do not have the right to exercise your warrants prior to the expiration date.
  Unless otherwise specified in the relevant terms supplement, Cash Settlement Value at exercise on the expiration date is the greater of (i) $0 (zero) and (ii) the notional amount of the warrants multiplied by the difference, expressed as a percentage, in the S&P 500® Index level on the applicable valuation date(s) as compared to the S&P 500® Index level on the pricing date or a set Strike Level, subject to any applicable Maximum Return. The notional amount of the warrants will be specified in the relevant terms supplement. The warrants are a risky investment and may expire worthless.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-19.
  Minimum initial investment of $1,000, unless otherwise specified in the relevant terms supplement.
  You must have an options-approved account in order to purchase the warrants. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, you must be experienced with respect to options and option transactions and understand the risks of stock index transactions. You should reach an investment decision only after careful consideration with your advisers of the suitability of the warrants in light of their particular financial circumstances and the information set forth in this product supplement and in the relevant terms supplement.
  Investing in the warrants is not equivalent to investing in the S&P 500® Index or any of its component securities.
  The warrants will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.
Key Terms

Index:	The S&P 500® Index (the “Index”)
Payment at Expiration:	Unless otherwise specified in the relevant terms supplement, on the expiration date, the warrants will be automatically exercised and you will receive a cash payment equal to the Cash Settlement Value, subject to the Maximum Return, if applicable. Unless otherwise specified in the relevant terms supplement, you do not have the right to exercise your warrants prior to the expiration date.
Cash Settlement Value:

Unless otherwise specified in the relevant terms supplement, with respect to each warrant, the Cash Settlement Value will be equal to the greater of (i) $0 and (ii) the notional amount of the warrant multiplied by (1) the Index Change or (2) if the relevant terms supplement specifies a Maximum Return, the lesser of the Index Change and the Maximum Return. If applicable, the “Maximum Return” is a percentage which we will determine on the pricing date, and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Return and the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), the appreciation potential of the warrants will be limited by the Maximum Return even if the Index Change is greater than the Maximum Return.

Notional Amount:	The notional amount of each warrant will be specified in the relevant terms supplement.
Index Change:	Unless otherwise specified in the relevant terms supplement:
Initial Index Level (or Strike Level, if applicable) – Ending Index Level Initial Index Level (or Strike Level, if applicable)
Initial Index Level:

The Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing level on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.

Ending Index Level:

The Index closing level on the Observation Date, or the arithmetic average of the Index closing levels on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Strike Level:

The relevant terms supplement may specify an Index level other than the Initial Index Level to be used for calculating the Index Change and the amount payable at expiration, if any. For example, the relevant terms supplement may specify that a Strike Level equal to 95% of the Initial Index Level will be used to calculate the Index Change.

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants — Payment at Expiration.”

Index Valuation Date(s):

The Index closing level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants — Payment at Expiration.”

Expiration Date:

As specified in the relevant terms supplement. The warrants will be automatically exercised on the expiration date. The expiration date of the warrants is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants — Payment at Expiration.”

Investing in the Index Put Warrants involves a number of risks, including the risk of the warrants expiring worthless if the Index does not depreciate relative to the Initial Index Level or Strike Level. Purchasers should be prepared to sustain a total loss of the purchase price of their warrants and should carefully consider the risks discussed under “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this product supplement no. 152-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 3, 2008

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 152-I and the accompanying prospectus supplement and prospectus with respect to the warrants offered by the relevant terms supplement and this product supplement no. 152-I and with respect to JPMorgan Chase & Co. This product supplement no. 152-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the warrants and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 152-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The warrants described in the relevant terms supplement and this product supplement no. 152-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the warrants. The relevant terms supplement, this product supplement no. 152-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the warrants in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 152-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

DESCRIPTION OF WARRANTS

     The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the headings “Description of Warrants” in the accompanying prospectus supplement and “Description of Warrants” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the warrants, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 152-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “warrant” refers to each index put warrant linked to the S&P 500® Index.

General

     The warrants are unsecured contractual obligations of JPMorgan Chase & Co. that are linked to the downward performance of the S&P 500® Index (the “Index”). The warrants are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The warrants are expected to be issued by JPMorgan Chase & Co. under a warrant agreement dated [       ], 2008, as may be amended or supplemented from time to time, between us and The Bank of New York Mellon, as warrant agent.

     Unless otherwise specified in the relevant terms supplement, the warrants will not pay interest, dividends or a fixed amount at expiration. Instead, at expiration you will receive a payment in cash equal to the Cash Settlement Value (as defined below), the amount of which will vary depending on the performance of the Index over the term of the warrants, which could be zero, or could be limited by a Maximum Return, if applicable.

     A warrant will not entitle or require you to purchase or to take delivery from us of any shares of any of the component stocks of the Index or any other securities. The warrants will not entitle you to any of the rights of holders of any of the component stocks or any other securities. We are under no obligation to, nor will we, sell or deliver to you any shares of the component stocks or any other securities in connection with the exercise of any warrants. You will not receive any interest on any Cash Settlement Value.

     The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The warrants are our unsecured contractual obligations and will rank pari passu with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt.

     The warrants will be represented by one or more permanent global warrants registered in the name of the Depository Trust Company, or DTC, or its nominee, as described under “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the warrants will be described in the relevant terms supplement accompanying this product supplement no. 152-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Expiration

     Your return on the warrants will be linked to the performance of the S&P 500® Index during the life of the warrants. Unless otherwise specified in the relevant terms supplement, on the expiration date, the warrants will be automatically exercised and you will receive a payment in cash equal to the Cash Settlement Value, subject to the Maximum Return, if applicable.

     You will not have the right to exercise your warrants before the expiration date, unless otherwise specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the “Cash Settlement Value,” with respect to each warrant, is equal to the greater of (i) $0 and (ii) the notional amount of each warrant multiplied by (1) the Index Change or (2) if the relevant terms supplement specifies a Maximum Return, the lesser of the Index Change and the Maximum Return. If applicable, the “Maximum Return” is a percentage which we will determine on the pricing date, and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Return and the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), the appreciation potential of the warrants will be limited by the Maximum Return even if the Index Change is greater than the Maximum Return.

     The “notional amount” of each warrant will be specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the “Index Change,” as calculated by the calculation agent, is the percentage change in the closing level of the Index, calculated by comparing the Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement, or to the arithmetic average of the Index closing levels on each of the Initial Averaging Dates, if so specified in the relevant terms supplement (the “Initial Index Level”) or to an Index level other than the Initial Index Level as specified in the relevant terms supplement (the “Strike Level”) to the Index closing level on the Observation Date, or the arithmetic average of the Index closing level on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement (the “Ending Index Level”). The relevant terms supplement will specify the manner in which the Initial Index Level, or Strike Level, as applicable, and the Ending Index Level are determined. The Index Change, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Change =	Initial Index Level (or Strike Level, if applicable) – Ending Index Level Initial Index Level (or Strike Level, if applicable)

     The “Index closing level” on any trading day will equal the closing level of the Index or any successor index thereto (as described under “The S&P 500® Index — Discontinuation of the S&P 500® Index; Alteration of Method of Calculation”) published following the regular official weekday close of trading on that trading day. In certain circumstances, the “Index closing level” will be based on the alternative calculation of the Index described under “The S&P 500® Index — Discontinuation of the S&P 500® Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC (the “AMEX”), The NASDAQ Stock Market or any relevant exchange for the S&P 500® Index or any successor index, as applicable.

     A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in over-the-counter markets for equity securities in the United States.

     The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event will have occurred or be continuing. In no event, however, will any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Initial Averaging Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

     The Index Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any Index Valuation Date be postponed more than ten business days following the date originally scheduled to be such Index Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Index Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

     The expiration date will be specified in the relevant terms supplement. If the scheduled expiration date (as specified in the relevant terms supplement) is not a business day, then the expiration date will be the next succeeding business day following such scheduled expiration date. If, due to a market disruption event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the scheduled expiration date, the expiration date will be the third business day following the final Index Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Warrants—Market Disruption Events.”

     We will make available to the warrant agent, no later than 2:00 p.m., New York City time, on the expiration date, same day funds in an amount sufficient to pay the aggregate Cash Settlement Value of the warrants. If we have made those funds available to the warrant agent by that time, the warrant agent will be responsible for making a payment to DTC on such date in an amount equal to the aggregate Cash Settlement Value of those warrants. DTC will be responsible for disbursing such payment to the holders of the warrants entitled thereto.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding warrants by tender, in the open market or by private agreement.

RISK FACTORS

     Your investment in the warrants will involve certain risks. The warrants will not pay interest, dividends or guarantee any return at expiration unless otherwise specified in the relevant terms supplement. Investing in the warrants is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the warrants entails other risks not associated with an investment in conventional debt or equity securities. You should consider carefully the following discussion of risks before you decide that an investment in the warrants is suitable for you.

The warrants are a risky investment and may expire worthless.

     Your warrants will be automatically exercised on the expiration date and are not exercisable earlier at your option, unless so specified in the relevant terms supplement. You will receive a cash payment upon automatic exercise only if the percentage change in the Index from the Initial Index Level (or Strike Level, as applicable) to the Ending Index Level is negative. On the expiration date, the warrants will be “in-the-money” and you will receive a cash payment only if the Ending Index Level is less than the Initial Index Level (or Strike Level, as applicable). If the Ending Index Level is greater than or equal to the Initial Index Level (or Strike Level, as applicable), the warrants will expire worthless. You should therefore be prepared to sustain a total loss of the purchase price of your warrants. You will be repaid the full amount of your investment and achieve a positive return only if the Ending Index Level is less than the Initial Index Level (or Strike Level, as applicable) by a certain percentage, which will vary depending on the price at which you purchased the warrants and the notional amount of the warrants, as well as whether the warrants are subject to a Maximum Return.

The initial public offering price of the warrants may be higher than that of similar options.

     The initial public offering price of the warrants and, in particular, the maximum initial offering price of the warrants may be in excess of the price that a commercial user of options on the S&P 500® Index might pay for a comparable option in a private transaction.

The appreciation potential of the warrants is limited by the Maximum Return, if applicable.

     If the warrants are subject to a Maximum Return, the appreciation potential of the warrants is limited by the Maximum Return. The Maximum Return, if applicable, is a percentage which we will determine on the pricing date, and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Return and the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), the appreciation potential of the warrants will be limited by the Maximum Return even if the Index Change is greater than the Maximum Return.

The value of the warrants is related to changes in the value of the Index.

     The warrants provide opportunities for investment but also pose risks to you as a result of fluctuations in the value of the underlying investment. In general, certain risks associated with the warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equity or debt securities, which are traded primarily on the basis of the value of a single underlying security, the trading value of the warrants being offered by this product supplement is likely to reflect primarily the extent of the appreciation or depreciation of the Index, subject to any applicable Maximum Return.

     You may lose your entire investment. This risk reflects the nature of a warrant as an asset that tends to decline in value over time, like a wasting asset, and that may, depending on the relative value of the Index, be worthless when it expires. A warrant is “out-of-the-money” when the Ending Index Level is more than the Initial Index Level (or Strike Level, as applicable). Assuming all other factors are held constant, the more a warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that you will lose all of your investment. Because warrants may become worthless upon expiration, you must generally be correct about the direction, timing and magnitude of anticipated changes in the value of the Index in order to recover and realize a return upon your investment. If the value of the Index does not decrease to an extent sufficient to cover the costs of your warrants, i.e., the purchase price plus transaction costs, if any, before the warrants expire, you will lose all or a part of your investment in the warrants upon expiration. Accordingly, the warrants involve a high degree of risk and are not appropriate for every investor. As such, investors who are considering purchasing the warrants must be able to understand and bear the risk of a speculative investment in the warrants and be experienced with respect to the options and option transactions and understand the risks of stock index transactions. Such investors should reach an investment decision only after careful consideration, with their advisers, of the suitability of the warrants in light of their particular financial circumstances.

     In addition, changes in the level of the Index may not necessarily result in a comparable change in the market value of your warrants. For example, if the warrants are “out-of-the-money” by a substantial amount with a relatively short time remaining until expiration, a decrease in the level of the Index might have little or no effect on the market value of the warrants.

The warrants are suitable only for investors with options-approved accounts.

     We are requiring that warrants be sold only to investors with options-approved accounts. We suggest that investors considering purchasing warrants be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the warrants in light of their particular circumstances. Warrants may not be suitable for persons solely dependent upon a fixed income, for individual retirement plan accounts or for accounts under the Uniform Transfers/Gifts to Minors Act. You should be prepared to sustain a total loss of the purchase price of your warrants.

The warrants are not standardized options issued by the Options Clearing Corporation.

     The warrants are not standardized stock index options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission (the “SEC”). For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of these warrants must look solely to us for performance of our obligations to pay the Cash Settlement Value, if any, upon the exercise of the warrants. The warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. In addition, the secondary market for the warrants, if any, is not expected to be as liquid as the market for OCC standardized options.

We are a holding company and you can depend only on our earnings and assets, and not those of our subsidiaries, for payment on the warrants.

     The warrants are unsecured contractual obligations of JPMorgan Chase & Co. and will rank equally with JPMorgan Chase & Co.’s other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because JPMorgan Chase & Co. is a holding company, the right of JPMorgan Chase & Co., and its creditors, including the warrants holders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of JPMorgan Chase & Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including JPMorgan Chase Bank, National Association, are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and under rules of certain exchanges and other regulatory bodies.

The Ending Index Level may be higher than the Index level at other times during the term of the warrants.

     Because the Ending Index Level is calculated based on the Index closing level on one or more Index Valuation Dates during the term of the warrants, the level of the Index at various other times during the term of the warrants could be lower than the Ending Index Level. This difference could be particularly large if there is a significant decrease in the level of the Index before and/or after the Index Valuation Date(s) or if there is a significant increase in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index level during the term of the warrants (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date of the warrants is near the expiration of the warrants, if the Index levels decrease or remain relatively constant during the initial term of the warrants and then subsequently increase above the Initial Index Level (or Strike Level, as applicable), the Ending Index Level may be significantly higher than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at expiration than you would have received if you had shorted the Index or the stocks underlying the Index, or had invested in certain contracts relating to the Index for which there is an active secondary market.

The value of the Initial Index Level may be determined after the issue date of the warrants.

     If specified in the relevant terms supplement, the Initial Index Level will be determined based on the arithmetic average of the Index closing levels on the Initial Averaging Dates specified in that terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the warrants; as a result, the Initial Index Level for the Index may not be determined, and you may therefore not know the value of such Initial Index Level, until after the issue date. Similarly, the global warrant certificate representing the warrants, which will be deposited with the DTC on the issue date as described under “General Terms of Warrants — Book Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Index Level for the Index. If there are any decreases in the Index closing levels on the Initial Averaging Dates that occur after the issue date and such decreases result in the Initial Index Level being lower than the Index closing level on the issue date, this may establish a lower level that the Index must achieve for you to obtain a cash payment at expiration.

Your return on the warrants will not reflect dividends on the equity securities included in the Index.

     Your return on the warrants will not reflect the return you would realize if you actually owned the equity securities of the companies included in the Index and received the dividends paid on those equity securities. This is because the calculation agent will calculate the amount payable to you at expiration of the warrants by reference to the Ending Index Level. The Ending Index Level reflects the prices of the equity securities as calculated in the Index without taking into consideration the value of dividends paid on those equity securities.

The warrants are designed to be held to expiration.

     The warrants are not designed to be short-term trading instruments. The price at which you will be able to sell your warrants prior to expiration, if at all, may be at a substantial discount from the original purchase price or notional amount of the warrants, even in cases where the Index has depreciated since the date of the issuance of the warrants. The potential returns described in any relevant terms supplement assume that your warrants are held to expiration.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the warrants will not be listed on a securities exchange. There may be little or no secondary market for the warrants. Even if there is a secondary market for the warrants, it may not provide enough liquidity to allow you to trade or sell the warrants easily.

     J.P. Morgan Securities Inc., or JPMSI, may act as a market maker for the warrants, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which JPMSI is willing to buy the warrants. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the warrants.

Prior to expiration, the value of the warrants will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the warrants. We expect that, generally, the level of the Index on any day will affect the value of the warrants more than any other single factor. However, you should not expect the value of the warrants in the secondary market to vary in proportion to changes in the level of the Index. The value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility (frequency and magnitude of changes in the level) in the Index;

  the time to expiration of the warrants;

  the dividend rate on the equity securities underlying the Index;

  interest and yield rates in the market generally as well as in the markets of the securities composing the Index;

  economic, financial, political, regulatory or judicial events that affect the equity securities included in the Index or stock markets generally and which may affect the Index closing level on any Initial Averaging Date, if applicable, or any Index Valuation Date; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     You cannot predict the future performance of the Index based on its historical performance. The Ending Index Level may be flat or positive as compared to the Initial Index Level or Strike Level, as applicable, in which case the warrants will expire worthless.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the warrants through one or more of our affiliates is likely to adversely affect the value of the warrants prior to expiration.

     While the payment at expiration will be based on the notional amount of your warrants as described in the relevant terms supplement, the original issue price of the warrants includes each agent’s commission and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase warrants from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

S&P may adjust the S&P 500® Index in a way that affects its level, and S&P has no obligation to consider your interests.

     Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the Index. S&P can add, delete or substitute the equity securities underlying the Index or make other methodological changes that could change the level of the Index. On March 21, 2005, S&P began to use a revised methodology for calculating the Index and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the warrants. S&P has no obligation to consider your interests in calculating or revising the Index. See “The S&P 500® Index.”

We are currently one of the companies that make up the Index but, to our knowledge, we are not currently affiliated with any other company the equity securities of which are included in the Index.

     We are currently one of the companies that make up the Index, but, to our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the Index. As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the value of the equity securities included in the Index or your warrants. None of the money you pay us will go to S&P or any of the other issuers of the equity securities included in the Index and none of those issuers will be involved in the offering of the warrants in any way. Neither those issuers nor we will have any obligation to consider your interests as a holder of the warrants in taking any actions that might affect the value of your warrants.

You will have no shareholder rights in issuers of equity securities that compose the Index.

     As a holder of the warrants, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the equity securities composing the Index would have.

We or our affiliates may have adverse economic interests to the holders of the warrants.

     JPMSI and other affiliates of ours trade the equity securities underlying the Index and other financial instruments related to the Index and its component securities on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the warrants. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the warrants and the amount, if any, payable to you at expiration.

     We or our affiliates may currently or from time to time engage in business with companies the equity securities of which are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies the equity securities of which are included in the Index. Any prospective purchaser of warrants should undertake an independent investigation of each company the equity securities of which are included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the warrants.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of warrants or other securities or instruments with returns linked or related to changes in the level of the Index or the equity securities that compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the warrants.

     We may have hedged our obligations under the warrants through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Ending Index Level, the Index Change, the amount, if any, that we will pay you at expiration, the Index closing level on each Initial Averaging Date, if applicable, and the Index closing level on each Index Valuation Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the warrants, which may affect your return on the warrants, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Index closing level or the Index Change on any Index Valuation Date or any Initial Averaging Date, if applicable, and calculating the amount that we are required to pay you, if any, at expiration. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the warrants, it is possible that one or more of the Initial Averaging Dates, if applicable, or the Index Valuation Dates and the expiration date will be postponed and your return will be adversely affected. See “General Terms of Warrants—Market Disruption Events.”

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants. The original issue price of the warrants includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the warrants and the estimated cost of hedging our obligations under the warrants. Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Index, the equity securities underlying the Index, or instruments the value of which is derived from the Index or the equity securities underlying the Index. While we cannot predict an outcome, such hedging activity or other hedging and investment activities of ours could potentially decrease the level of the Index as well as the Initial Index Level, and, therefore, effectively establish a lower level that the Index must achieve for you to receive a positive cash payment at expiration. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index, the equity securities underlying the Index, or instruments the value of which is derived from the Index or the equity securities underlying the Index. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the warrants, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE S&P 500® INDEX

     We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We make no representation or warranty as to the accuracy or completeness of such information. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Index.

     The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

     The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

     On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

     Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  holdings by government entities, including all levels of government in the United States or foreign countries; and

  holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

     However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

     For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80. ) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

     As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

     Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

     To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

     The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines divisor	Yes
adjustment.

Change in shares	Any combination of secondary issuance, share	Yes
outstanding	repurchase or buy back – share counts revised to
reflect change.

Stock split	Share count revised to reflect new count. Divisor	No
adjustment is not required since the share count and
price changes are offsetting.

Spin-off	If spun-off company is not being added to the index,	Yes
the divisor adjustment reflects the decline in index
market value (i.e., the value of the spun-off unit).

Spin-off	Spun-off company added to the index, another	Yes
company removed to keep number of names fixed.
Divisor adjustment reflects deletion.

Change in IWF due to a	Increasing (decreasing) the IWF increases (decreases)	Yes
corporate action or a	the total market value of the index. The divisor
purchase or sale by an	change reflects the change in market value caused by
inside holder.	the change to an IWF.

Special Dividend	When a company pays a special dividend the share	Yes
price is assumed to drop by the amount of the
dividend; the divisor adjustment reflects this drop in
index market value.

Rights offering	Each shareholder receives the right to buy a	Yes
proportional number of additional shares at a set
(often discounted) price. The calculation assumes
that the offering is fully subscribed. Divisor
adjustment reflects increase in market cap measured
as the shares issued multiplied by the price paid.

     Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	= Pre-Event Index Value

New Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

     A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

     S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the warrants.

     The warrants are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the warrants or any member of the public regarding the advisability of investing in securities generally or in the warrants particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the warrants. S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the warrants into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the warrants to be issued or in the determination or calculation of the amount due at expiration of the warrants. S&P has no obligation or liability in connection with the administration, marketing or trading of the warrants.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     “STANDARD & POOR’S,” “S&P” AND “S&P 500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE WARRANTS.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

     If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, AMEX, The NASDAQ Stock Market or the relevant exchange for the successor index on the relevant Initial Averaging Date, if applicable, or Index Valuation Date or other relevant date or dates as set forth in the relevant terms supplement.

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the warrant agent, to us and to the holders of the warrants.

     If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, an Index Valuation Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, if applicable, Index Valuation Date or other relevant date, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the warrants.

     If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or such successor index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

GENERAL TERMS OF WARRANTS

Calculation Agent

     J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Ending Index Level, the Index Change, the amount, if any, that we will pay you at expiration, the Index closing level on each Initial Averaging Date, if applicable, and the Index closing level on each Index Valuation Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculation of the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the Cash Settlement Value no later than, unless otherwise specified in the relevant terms supplement, 11:00 a.m., New York City time, on the business day immediately following the final Index Valuation Date.

     All calculations with respect to the Initial Index Level, the Strike Level, if applicable, the Ending Index Level, the Index Change or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount payable at expiration, if any, per warrant will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from calculating the Index closing level on any Initial Averaging Date, if applicable, or Index Valuation Date and consequently the Index Change or calculating the amount, if any, that we will pay to you at expiration of the warrants. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

     With respect to the Index and any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

  a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

  a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the warrants.

     For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of:

  the portion of the level of the Index (or the relevant successor index) attributable to that security relative to the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

     For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

  limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

  a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market for trading in such contracts by reason of a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

  a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

     “Relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Modification

     Under the heading “Description of Warrants — Significant Provisions of the Warrant Agreements” in the accompanying prospectus is a description of when the consent of each affected holder of warrants is required to modify the warrant agreement.

Listing

     The warrants will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the warrants. The warrants will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrants certificates, representing the total number of warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus under the heading “Form of Securities” and in the accompanying prospectus supplement under the headings “The Depositary” and “Series E Securities offered on a Global Basis.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at expiration on the warrants will be payable and the transfer of the warrants will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the warrants. The Bank of New York will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the warrants will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The warrants will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of the warrants. This summary applies to you only if you hold the warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation of the warrants that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of warrants who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  an insurance company;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a dealer in securities;

  a person holding the warrants as part of a hedging transaction, “straddle”, conversion transaction or integrated transaction;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of warrants, you should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Tax Treatment of the Warrants

     We expect to seek an opinion from Davis Polk & Wardwell, our special tax counsel, regarding the treatment of the warrants as cash-settled options with respect to the Index for U.S. federal income tax purposes. The relevant terms supplement will describe Davis Polk & Wardwell’s level of comfort on this issue, which will depend on the facts of the particular offering, its receipt of certain factual representations from us at the time of the relevant offering and any additional considerations that may be relevant to the particular offering. While other characterizations of the warrants could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization of the warrants is respected, unless otherwise indicated.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if you are a beneficial owner of warrants for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Expiration

     You will not recognize taxable income or loss over the term of the warrants prior to expiration, other than pursuant to a sale or exchange as described below.

Sale, Exchange, Expiration or Exercise of the Warrants

     Upon a sale, exchange, expiration or exercise of a warrant, you will recognize capital gain or loss equal to the difference between the amount (if any) realized on the sale, exchange or exercise and your tax basis in the warrant, which should equal the amount you paid to acquire the warrant. This gain or loss will be long-term capital gain or loss if you have held the warrant for more than one year at that time. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Warrants

     On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the scope of the notice does not encompass instruments such as the warrants, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the tax consequences of an investment in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants, including the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if you are a beneficial owner of warrants for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

     You are not a “Non-U.S. Holder” if you are a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange, expiration or exercise of the warrants.

     If you are a Non-U.S. Holder of the warrants, any payments on the warrants will generally not be subject to U.S. federal income or withholding tax, provided generally that these amounts are not effectively connected with your conduct of a U.S. trade or business. Notwithstanding the preceding sentence, you may be subject to information reporting and backup withholding, as described below, unless you provide documentation of your status as a non-U.S. person (which would include providing a properly executed IRS Form W-8BEN). Also, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the scope of the notice does not encompass instruments such as the warrants, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants, including the issues presented by this notice.

     If you are engaged in a U.S. trade or business, and if payments on the warrants are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of ownership and disposition of the warrants, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

     Individual Non-U.S. Holders and entities the property of which is potentially includible in their gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a warrant is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the warrants.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code with respect to the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding, provided that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of warrants, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate number of warrants set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the warrants directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the warrants, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the warrants in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the warrants, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, JPMSI may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. JPMSI must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the warrants or possession or distribution of this product supplement no. 152-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this product supplement no. 152-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the warrants or possesses or distributes this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the warrants. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the warrants will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the warrants only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 152-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any warrants by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 152-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 152-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the warrants and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the warrants under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The warrants have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The warrants have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the warrants, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any warrants.

Bermuda

     This product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the warrants pursuant to this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The warrants have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the warrants may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The warrants are not being offered into Brazil. Documents relating to an offering of the warrants, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the warrants to the public in Brazil.

British Virgin Islands

     The warrants may not be offered in the British Virgin Islands unless we or the person offering the warrants on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The warrants may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement, and the warrants offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement. The warrants have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the warrants have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the warrants have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the warrants, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The warrants will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the warrants;

(ii)	to agree that it will only resell the warrants in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the warrants are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the warrants; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of warrants as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The warrants have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the warrants shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the warrants are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the warrants must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the warrants should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the warrants at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the warrants; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the warrants.

El Salvador

     The warrants may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the warrants to indeterminate individuals, nor will it make known this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the warrants has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of warrants in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of warrants which are the subject of the offering contemplated by this product supplement no. 152-I and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the warrants which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such warrants to the public in that Relevant Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of warrants to the public” in relation to any warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the warrants to be offered so as to enable an investor to decide to purchase or subscribe the warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The warrants may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the warrants, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to warrants which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any warrants which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The warrants have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The warrants may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any warrants which are the subject of the offering and placement contemplated by this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such warrants to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1. Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2. Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3. Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4. Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5. Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6. Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7. Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the warrants for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8. Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of warrants; or

9. Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

     For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any warrants means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire warrants, or inviting persons to make an offer in respect of such warrants;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are warrants (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The warrants have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The warrants do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The warrants have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the warrants shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 152-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 152-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the warrants may not be circulated or distributed, nor may the warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The warrants have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the warrants on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 152-I and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The warrants do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the warrants nor holders of the warrants benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the warrants other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the warrants would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the warrants in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the warrants in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of warrants in Uruguay constitutes a private offering and each Agent has agreed that the warrants and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The warrants comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the warrants shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the warrants may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the warrants. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the warrants by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the warrants and the related lending transactions, provided that neither the issuer of the warrants nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the warrants may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the warrants is not prohibited. Each purchaser or holder of the warrants or any interest therein will be deemed to have represented by its purchase of the warrants that (a) its purchase and holding of the warrants is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the warrants will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the warrants shall be required to represent (and deemed to have represented by its purchase of the warrants) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the warrants on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

Each purchaser and holder of the warrants has exclusive responsibility for ensuring that its purchase and holding of the warrants does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any warrants to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.